                              INVESTMENT AGREEMENT


         This INVESTMENT AGREEMENT (this "Agreement"), dated as of December 29, 1998, is made and entered into between and among KTI, Inc., a New Jersey corporation, ("KTI"), Oakhurst Company, Inc, a Delaware corporation ("OCI"), and Oakhurst Technology, Inc., a Delaware corporation that is a wholly-owned subsidiary of OCI ("OTI").

                                    RECITALS

         A. New Heights Recovery & Power, LLC ("New Heights") is a reorganized entity under an amended plan of reorganization dated November 17, 1998 (the "Plan") under Chapter 11 of the federal Bankruptcy Code. The Plan was confirmed by order of the United States Bankruptcy Code in the United States Bankruptcy Court, District of Delaware (the "Court") (Bky. No. 96-442 (HSB)) entered on December 28, 1998 (the "Confirmation Order").

         B. Following entry of the Confirmation Order, pursuant to the terms of the Plan and by agreement with KTI, (i) OTI will enter into an Investment Agreement, to be dated December 29, 1998 and in the form attached to the Plan as Exhibit C, between OTI and New Heights (the "Investment Agreement"), (ii) OTI will become the owner of 50% of the equity interests in New Heights and a member of New Heights under the terms of the New Heights Limited Liability Company Agreement (the "LLC Agreement"), and (iii) OTI will receive and incur certain rights and obligations under the Investment Agreement and the LLC Agreement.

         C. It is the intention of the parties hereto that OTI will receive the full benefits accruing to its interest as a party to the Investment Agreement and the LLC agreement, and will assume and incur substantially all of the obligations related there to, the performance of which obligations will be guaranteed by KTI.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                           SALE OF SHARES AND CLOSING

         1.01 Purchase and Sale. OCI agrees to sell to KTI, and KTI agrees to subscribe for and purchase from OCI, 1,730,056 shares of the common stock, par value $.01, of OCI (the "Shares") at the Closing (as defined in Section 1.03) on the terms and subject to the conditions set forth in this Agreement.

         1.02 Purchase Price. The aggregate purchase price for the Shares is $865,028.00(the "Purchase Price"), payable in the manner provided in
Section 1.03.

         1.03 The Closing.

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         (a) The closing of the transactions contemplated by this Agreement (the
"Closing") will take place at the offices of Dorsey & Whitney at 250 Park
Avenue, New York, New York, at 9:00 a.m. on December 29, 1998, or at such other place and on such other date as is mutually agreeable to KTI, OCI and OTI (the date of the Closing being hereinafter referred to as the "Closing Date"). The Closing will be effective as of the close of business on the Closing Date.

         (b) Subject to the conditions set forth in this Agreement, the parties agree to consummate the following "Closing Transactions" on the Closing Date:

                  (i) KTI will subscribe for the Shares, and OCI will, upon receipt of the Purchase Price, issue the Shares and deliver to deliver to KTI a stock certificate or certificates representing the Shares.

                  (ii) KTI shall deliver to OCI the Purchase Price by wire transfer of immediately available funds to the account designated by OCI to KTI prior to the Closing; and

                  (iii) Each of the parties shall deliver to the other the documents required to be delivered pursuant to Article VI hereof.


                                   ARTICLE II

                      REPRESENTATIONS AND WARRANTIES OF OCI

         OCI hereby represents and warrants to KTI that, except as set forth in the Disclosure Schedule delivered by OCI to KTI on the date hereof (the "Disclosure Schedule") (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article II under captions referencing the Sections to which such exceptions apply):

         2.01 Incorporation and Corporate Power. Each of OCI and OTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including, without limitation, (i) in the case of OCI, the corporate power and authority to issue the Shares and to enter into the Loan Agreement (as defined in Section 6.01(m)(vi)), and (ii) in the case OTI, to enter into the Investment Agreement and the LLC Agreement (the Loan Agreement, the Investment Agreement and the LLC Agreement, and any other agreements to be executed by the parties as contemplated by this Agreement being referred to herein as the "Ancillary Agreements"), and has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted. The copies of OCI's and OTI's Certificates of Incorporation and Bylaws which have been furnished by them to KTI prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. OTI is qualified to do business as a foreign corporation in the State of Illinois, and OCI and OTI each is qualified to do business as a foreign corporation in every other jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified except for those jurisdictions in which the failure to be so qualified would not,

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individually or in the aggregate, have a material adverse effect on OCI's or
OTI's business or results of operations.

         2.02 Execution, Delivery; Valid and Binding Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements by each of OCI and OTI and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement or any of the Ancillary agreements. This Agreement has been, and the Ancillary Agreements will be, duly executed and delivered by OCI and OTI and, when so executed and delivered, will constitute the valid and binding obligations of OCI and OTI, as the case may be, enforceable in accordance with their respective terms, except as such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (whether considered in a proceeding in equity or at law).

         2.03 No Breach. The execution, delivery and performance of this Agreement and the Ancillary Agreements by OCI and OTI and the consummation by OCI and OTI of the transactions contemplated hereby and thereby do not and will not conflict with or result in any breach of any of the provisions of, constitute a default, result in a violation, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any of the Shares or any assets of OCI or OTI, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under, the provisions of the Certificate of Incorporation or Bylaws of OCI or OTI or any material indenture, mortgage, lease, loan agreement or other agreement or instrument by which OCI or OTI is bound or affected, or any material law, statute, rule or regulation or order, judgment or decree to which OCI or OTI is subject.

         2.04 Governmental Authorities; Consents. Neither OCI nor OTI is required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by OCI or by OTI in connection with its execution, delivery and performance of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby.

         2.05 Capital Stock; Rated Debt Securities. The authorized capital stock of OCI consists of 14,000,000 shares of common stock, par value $.01 per share (the "OCI Common Stock"), of which, as of the date hereof, 3,212,926 shares are issued and outstanding, and all of which shares of OCI Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and 1,000,000 shares of preferred stock, none of which are issued or outstanding. The authorized capital stock of OTI consists of 7,500,000 shares of common stock, par value $.01 per share (the "OTI Common Stock"), of which, as of the date hereof, one share is issued and outstanding, which share of OTI Common Stock has been duly authorized, is validly issued, fully paid and nonassessable, and is owned by OCI. Neither OCI nor OTI has any other equity securities or securities containing any equity features authorized, issued or outstanding. Except as set forth on the Disclosure Schedule, there are no agreements or other rights or

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arrangements existing which provide for the sale or issuance of capital stock by
OCI or OTI, and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from OCI or OTI any shares of capital stock or other securities of OCI or OTI of any kind. There are no agreements or other obligations (contingent or otherwise) which may require OCI or OTI to repurchase or otherwise acquire any shares of its capital stock. OCI has not issued any debt securities that are rated by any rating agency.

         2.06 The Shares. The delivery by OCI of a certificate or certificates in the manner set forth in Section 1.04(b) will invest in KTI good and valid title to the Shares, free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements or restrictions other than those contemplated by this Agreement or the Ancillary Agreements or imposed under any state or federal securities laws.

         2.07 Financial Statements. OCI has delivered to KTI copies of (a) its report on Form 10-Q for the six-month period ended August 31, 1998 (the "Form 10-Q"), including the unaudited balance sheet, as of August 31, 1998, of OCI (the "Latest Balance Sheet") and the unaudited statements of earnings, shareholders' equity and cash flows of OCI for such period (such statements and the Latest Balance Sheet being herein referred to as the "Latest Financial Statements") and (b)its report on Form 10-K the for the year ended February 28, 1998 (the "Form 10-K" and, together with the Form 10-Q and any amendments thereto and any report on Form 8-K filed since the date of filing of the Form 10-K, the "SEC Documents"), including the audited balance sheets, as of February 28, 1998 and 1997, of OCI and the audited statements of earnings, shareholders' equity and cash flows of OCI for each of the years ended February 28, 1998 and 1997 and February 29, 1996 (collectively, the "Annual Financial Statements"). The Latest Financial Statements and the Annual Financial Statements are based upon the information contained in the books and records of OCI and fairly present the financial condition of OCI as of the dates thereof and results of operations for the periods referred to therein. The Annual Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated. The Latest Financial Statements have been prepared in accordance with generally accepted accounting principles applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required to be prepared in accordance with generally accepted accounting principles) consistently with the Annual Financial Statements and reflect all adjustments necessary to a fair statement of the results for the interim period(s) presented.

         2.08 Absence of Undisclosed Liabilities. Except as reflected in the Latest Balance Sheet and any SEC Document, neither OCI nor OTI has any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

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         2.09 No Material Adverse Changes. Since the date of the Latest Balance
Sheet, there has been no material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of OCI.

         2.10 Employment Agreements. OCI does not have employment agreements with any of its employees other than Robert M. Davies and Maarten D. Hemsley.

         2.10 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of OCI or OTI.

         2.11 Disclosure. Neither the representations and warranties of OCI set forth in this Agreement nor the Disclosure Schedule nor any of the financial statements referred to in Section 2.07 hereof, taken as a whole, contain any untrue statement of a material fact regarding OCI or its business or any of the other matters dealt with in this Article II relating to OCI or OTI. Neither the representations and warranties of OCI set forth in this Agreement, the Disclosure Schedule nor the financial statements referred to in Section 2.07 hereof, contain any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF KTI

         KTI hereby represents and warrants to OCI and OTI that:

         3.01 Incorporation and Corporate Power. KTI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey,with the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and perform its obligations hereunder and thereunder.

         3.02 Execution, Delivery; Valid and Binding Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements by KTI and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or any of the Ancillary Agreements. This Agreement has been, and the Ancillary Agreements will be, duly executed and delivered by KTI and, when so executed and delivered, will constitute the valid and binding obligations of KTI, enforceable in accordance with their respective terms.

         3.03 No Breach. The execution, delivery and performance of this Agreement and the Ancillary Agreements by KTI and the consummation by KTI of the transactions contemplated hereby and thereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of KTI, or require any authorization, consent, approval, exemption or other action by or notice to any court

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or other governmental body, under the provisions of the Articles of
Incorporation or Bylaws of KTI or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which KTI is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which KTI is subject.

         3.04 Governmental Authorities; Consents. KTI is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by KTI in connection with its execution, delivery and performance of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby.

         3.05 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of KTI .

         3.06 Investment Intent. KTI is purchasing the Shares for its own account with the present intention of holding the Shares for investment purposes and not with a view to or for sale in connection with any distribution of the Shares in violation of any applicable securities law. KTI will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to cause OCI to be in violation of the registration requirements of the Securities Act of 1933, as amended, or applicable state securities or blue sky laws.

         3.07 Ownership of OCI Common Stock. KTI does not own any shares of OCI Common Stock.

                                   ARTICLE IV

                                COVENANTS OF OCI

         4.01 Conduct of the Business. OCI agrees that, from the date hereof until the Closing Date, unless otherwise consented to by KTI in writing:

         (a) The business of OCI shall be conducted only in, and OCI shall not take any action except in the ordinary course of OCI's business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and OCI's past custom and practice, except that OCI may enter into an agreement with ACF Imports, Inc. on substantially the terms set forth in the letter of intent attached hereto as Exhibit A, provided that the proceeds resulting to OCI as a result of such transaction are used to pay down senior indebtedness other than indebtedness under the Loan Agreement (as hereinafter defined);

         (b) OCI shall not, except as contemplated by this Agreement, directly or indirectly, do or permit to occur any of the following: (i)issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock, (ii)sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of

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business; (iii) amend or propose to amend its Certificate of Incorporation or
Bylaws; (iv)split, combine or reclassify any outstanding shares of OCI Common Stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of OCI Common Stock; (v)redeem, purchase or acquire or offer to acquire any shares of OCI Common Stock or other securities of OCI; (vi)acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vii)incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; or (viii)enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 4.01(b); and

         (c) OCI shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director.


         4.02 Access to Books and Records. Between the date hereof and the Closing Date, OCI shall afford to KTI and its authorized representatives full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of OCI and OTI, and otherwise provide such assistance as is reasonably requested by KTI in order that KTI may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of OCI and OTI.

         4.03 Regulatory Filings. As promptly as practicable after the execution of this Agreement, OCI shall, and shall cause OTI to, make or cause to be made all filings and submissions under any laws or regulations applicable to OCI or OTI for the consummation of the transactions contemplated herein. OCI will coordinate and cooperate with KTI in exchanging such information, will not make any such filing without providing to KTI a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as KTI may request in connection with all of the foregoing.

         4.04 Conditions. OCI shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 6.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

                                    ARTICLE V

                                COVENANTS OF KTI

         KTI covenants and agrees with OCI as follows:

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         5.01 Regulatory Filings. As promptly as practicable after the execution of the Agreement, KTI shall make or cause to be made all filings and submissions under any laws or regulations applicable to KTI for the consummation of the transactions contemplated herein.

         5.02 Conditions. KTI shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 6.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

         6.01 Conditions to KTI's Obligations. The obligation of KTI to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

         (a) The representations and warranties set forth in Article II hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by OCI or OTI of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

         (b) OCI shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

         (c) OCI shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of OCI's or OTI's assets pursuant to the provisions of, any material agreement, arrangement or undertaking of or affecting OCI or OTI or any license, franchise or permit of or affecting OCI or OTI;

         (d) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

         (e) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i)challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii)seeking to prohibit direct or indirect ownership by KTI of all or a material portion of Shares, or to compel KTI or any of its subsidiaries to dispose of or to hold separately all or a material portion of the business or assets of KTI and its subsidiaries, as a

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result of the transactions contemplated hereby, (iii)seeking to require direct or indirect transfer or sale by KTI of any of the Shares, (iv)seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Ancillary Agreements, or (v)otherwise relating to and materially adversely affecting the transactions contemplated hereby or thereby;

         (f) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 6.01(e) hereof;

         (g) KTI shall not have discovered any fact or circumstance existing as of the date of this Agreement which has not been disclosed to KTI as of the date of this Agreement regarding the business, assets, properties, condition (financial or otherwise), results of operations or prospects of OCI or OTI which is, individually or in the aggregate with other such facts and circumstances, materially adverse to OCI or OTI or to the value of the Shares;

         (h) KTI shall have received from counsel for OCI and OTI a written opinion, dated as of the Closing Date, addressed to KTI and in form and substance satisfactory to KTI's counsel, with respect to the matters set forth in Sections 2.01 through 2.06;

         (i) The Board of Directors of OCI shall have authorized the redemption of all outstanding rights under OCI's existing shareholder rights plan, and shall have adopted, effective immediately following issuance of the Shares, a new shareholder rights plan which shall not apply to KTI and for which the threshold for a triggering event shall be 4.5% ownership of OCI Common Stock;

         (j) The Operation and Maintenance Agreement (as defined in Section 8.04) shall have been executed by New Heights;

         (k) On the Closing Date, OCI shall have delivered to KTI all of the following:

             (i) certificates of appropriate officers of OCI and OTI, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

             (ii) copies of the third party and governmental consents and approvals referred to in subsections (c) and (d) above;

             (iii) the stock certificate or certificates issued to OCI representing the Shares;

             (iv) a copy of the Certificate of Incorporation of OTI, certified by the Secretary of State of the State of Delaware, and Certificates of Good Standing from the Secretary of State of Delaware evidencing the good standing of OCI and OTI in such jurisdiction;

             (v) copies of each of (X) the text of the resolutions adopted by the boards of directors of OCI and OTI authorizing the execution, delivery and performance of this

         Agreement and the Ancillary Agreements and the consummation of all of the transactions contemplated by this Agreement and the Ancillary Agreements and (Y) Certificate of Incorporation of OCI and the bylaws of OCI and OTI, along with certificates executed on behalf of each of OCI and OTI, respectively, by its corporate secretary certifying to KTI that such copies are true, correct and complete copies of such resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded;

              (vi) an executed copy of each of the Ancillary Agreements, including, without limitation, a Loan Agreement, Pledge Agreement and Promissory Note, each dated the Closing Date, between KTI and OCI in the forms attached hereto as Exhibit B (together, the "Loan Agreement"); and

              (vii) such other certificates, documents and instruments as KTI reasonably requests related to the transactions contemplated hereby and by the Ancillary Agreements; and

         (l) KTI shall have received a letter from Deloitte & Touche, accountants for OCI, to the effect that the issuance of the Shares to KTI will not have the effect of reducing the dollar amount of net operating loss carryforwards ("NOLs") available to be used by OCI in any tax year.

         6.02 Conditions to OCI's and OTI's Obligations. The obligations of OCI and OTI to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing
Date:

         (a) The representations and warranties set forth in Article III hereof will be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

         (b) KTI shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

         (c) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

         (d) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i)challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii)seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Ancillary Agreements, or (iii)otherwise relating to and materially adversely affecting the transactions contemplated hereby or thereby;


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
         (e) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 6.02(d) hereof;

         (f) On the Closing Date, KTI shall have delivered to OCI (i)a certificate of an appropriate officer of KTI, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied, (ii) an executed copy of each of the Ancillary Agreements including, without limitation, the Loan Agreement, (iii) the Purchase Price, and
(iv) a copy of each of (X) the text of the resolutions adopted by the board of directors of KTI authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of all of the transactions contemplated by this Agreement and the Ancillary Agreements and (Y) the bylaws of KTI, along with certificates executed on behalf of KTI by its corporate secretary certifying to OCI that such copies are true, correct and complete copies of such resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded.

                                   ARTICLE VII

                                   TERMINATION

         7.01 Termination. This Agreement may be terminated at any time prior to the Closing:

         (a)  by the mutual consent of KTI and OCI;

         (b) by either KTI or OCI if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement;

         (c) by either KTI or OCI if the transactions contemplated hereby have not been consummated by December 31, 1998; provided that, neither KTI nor OCI shall be entitled to terminate this Agreement pursuant to this Section 7.01(c) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

         (d) by KTI if, after the date hereof, there shall have been a material adverse change in the financial condition or business of OCI or if, after the date hereof, an event shall have occurred which, so far as reasonably can be foreseen, would result in any such change, except to the extent such change is directly caused by KTI.

         7.02 Effect of Termination. In the event of termination of this Agreement by either KTI or OCI as provided in Section 7.01, this Agreement shall become void and there shall be no liability on the part of either KTI or OCI, or their respective stockholders, officers, or directors, except that Sections
10.01 and 10.02 hereof shall survive indefinitely, and except with respect to willful breaches of this Agreement prior to the time of such termination.

                                  ARTICLE VIII

                       ADDITIONAL COVENANTS AND AGREEMENTS

         8.01 Businesses of OCI and OTI. From and after the Closing Date, and so long as KTI owns any of the Shares, (i) OCI and its subsidiaries shall not engage in any business other than the businesses conducted by them on the Closing Date, and (ii) OTI shall not engage in any business other than the business conducted by New Heights or other crumb rubber facilities and related businesses.

         8.02 Agreements of OTI Regarding Crumb Rubber Facilities. OTI agrees to enter into a license agreement with KTI Recycling, Inc. pursuant to which it will pay to KTI Recycling, Inc. a royalty of $.007 per pound of tires processed into crumb rubber by OTI or any of its affiliates, including New Heights. OTI further agrees that it will not purchase crumb rubber processing equipment from any party other than KTI Recycling of Canada, Inc. and the Village of Ford Heights, Illinois.

         8.03 Agreements Relating to NOLs. KTI agrees that it will not, after the Closing Date, acquire or dispose of any shares of the capital stock of OCI without the prior written consent of OCI, which consent shall be given upon the furnishing to OCI of an opinion of tax counsel reasonably satisfactory to OCI that such acquisition or disposition will not have the effect of reducing the dollar amount of NOLs available to be used by OCI in any tax year.

         8.04 New Heights Operation and Maintenance Agreement. OTI agrees that New Heights shall enter into an Operation and Maintenance Agreement (the "Operation and Maintenance Agreement") with KTI Operations, Inc. ("KTI Operations"), a subsidiary of KTI, substantially in the form attached to the Plan and pursuant to which KTI Operations, as Operating Manager shall have responsibility for day-to-day operations of New Heights and implementation of the New Heights Business Plan, subject to the direction of the Board of Directors of New Heights, and that New Heights shall pay KTI Operations the Operator Fees, the procedures for payment or accrual of which shall be as provided in the Operation and Maintenance Agreement.

         8.05 Boards of Directors; Certain Decisions. OCI agrees that, from and after the Closing date:

         (a) The Board of Directors of OTI shall be comprised of five directors, two of which shall be nominated by KTI and three of which shall be nominated by OCI, and KTI and OCI shall have the absolute right to replace or fill vacancies of directors selected by them. OCI agrees to vote all shares of OTI owned by it in favor of the election of the nominees selected by KTI.

         (b) To the extent permitted by applicable law, commencing at the first meeting of its Board of directors following the Closing Date, OCI will use its best efforts to cause the number of directors to be set at nine, and will use its best efforts to cause three individuals to be selected by KTI to be appointed to its Board of Directors, and thereafter, for so long as KTI continues to hold not less than 50% of the Shares, at each meeting of the shareholders of OCI at which directors are to be elected, to use its best efforts to cause such individuals to be nominated, and to use its best efforts to cause such individuals to be elected, to such Board of Directors.

         8.06 Use of Proceeds. OCI agrees that the proceeds of the sale of the Shares shall be contributed to the capital of OTI, and that the proceeds of any loans under the Loan Agreement shall be contributed to the capital of OTI.

         8.07 Registration Rights. Promptly following a request by KTI or by any KTI lending institution having a pledge of the Shares (a "Lending Institution"), Buyer shall (i) file with the Securities and Exchange Commission (the "Commission") a registration statement under the Securities Act of 1933 (the "Act") covering resale of the Shares by KTI and/or any Lending Institution, to the extent that any such Lending Institution has gained title to any of the Shares or any other OCI Common Stock by virtue of a pledge made or security interest granted by KTI, and (ii) use its best efforts to cause such registration statement to be declared or ordered effective by the Commission not later than 90 days following the date of such request, which efforts shall include, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws, and appropriate compliance with applicable regulations issued under the Act and any other governmental requirements or regulations.

         8.08 SEC Reports; News Releases. So long as KTI continues to own any of the Shares, OCI shall deliver to KTI copies of all reports filed by OCI with the Commission promptly after they are filed with the Commission and all news releases promptly upon their release for publication.

         8.09 Amendment of Certificate of Incorporation. At the first meeting of its stockholders following the Closing Date, OCI will propose an amendment to its Certificate of Incorporation deleting Section (c) Article Third thereof, and use its best efforts to cause such amendment to be to be adopted by its stockholders.

         8.10 Within 30 days following the Closing Date, OCI shall enter into written agreements satisfactory in form and substance to KTI with (i) from Robert M. Davies and Maarten D. Hemsley that they will not exercise any options to purchase shares of OCI Common Stock prior to the thirty-first day following the third anniversary of the Closing Date, and (ii) Anthony N. Puma that he will not sell any shares of OCI Common Stock prior to the thirty-first day following the third anniversary of the Closing Date.

                                   ARTICLE IX

                            SURVIVAL; INDEMNIFICATION

         9.01 Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in Article II and
Article III hereof shall survive the Closing for a period of three years following the Closing Date.

         9.02 Indemnification by OCI. (a) Subject to the limitations set forth in Section 9.02(b), OCI agrees to indemnify in full KTI and its officers, directors, employees, agents and stockholders (collectively, the "KTI Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), whether or not actually incurred or paid prior to the second anniversary of the Closing Date (collectively, "Losses"), which KTI Indemnified Parties may suffer, sustain or become subject to, as a result of (i) any misrepresentation in any of the representations and warranties of OCI contained in this Agreement or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of OCI pursuant to the terms of this Agreement or any of the Ancillary Agreements, (ii) any breach of, or failure to perform, any agreement of OCI or OTI contained in this Agreement or any of the Ancillary Agreements, or (iii) any "Claims" (as defined in Section 9.04(a)) or threatened Claims against KTI arising out of the actions or inactions of OCI or OTI prior to the Closing (collectively, "KTI Losses").

         (b) OCI shall be liable to the KTI Indemnified Parties for any KTI Losses (i) only if KTI or another KTI Indemnified Party delivers to OCI written notice, setting forth in reasonable detail the identity, nature and amount of KTI Losses related to such claim or claims prior to the second anniversary of the Closing Date and (ii) only if the aggregate amount of all KTI Losses exceeds $10,000 (the "Basket Amount"), in which case OCI shall be obligated to indemnify the KTI Indemnified Parties only for the excess of the aggregate amount of all such KTI Losses over the Basket Amount. The KTI Indemnified Party's failure to provide the detail required by clause (i) in the preceding sentence shall not constitute either a breach of this Agreement by the KTI Indemnified Party or any basis for OCI to assert that the KTI Indemnified Party did not comply with the terms of this Section 9.02 sufficient to cause the KTI Indemnified Party to have waived its rights under this Section 9.02.

         9.03 Indemnification by KTI. (a) Subject to the limitations set forth in Section 9.03(b), KTI agrees to indemnify in full the OCI, and its officers, directors, employees, agents and stockholders (collectively, the "OCI Indemnified Parties") and hold them harmless against any Losses which any of the OCI Indemnified Parties may suffer, sustain or become subject to as a result of
(i) any misrepresentation in any of the representations and warranties of KTI contained in this Agreement or in any of the Ancillary Agreements, (ii) any breach of, or failure to perform, any agreement of KTI contained in this Agreement or any of the Ancillary Agreements, or (iii) any Claims or threatened Claims against OCI arising out of the actions or inactions of KTI prior to the Closing (collectively, "OCI Losses").

              (b) KTI shall be liable to the OCI Indemnified Parties for any OCI Losses (i) only if OCI or another OCI Indemnified Party delivers to KTI written notice, setting forth in reasonable detail the identity, nature and amount of OCI Losses related to such claim or claims prior to the second anniversary of the Closing Date and (ii) only if the aggregate amount of all OCI Losses exceeds the Basket Amount, in which case KTI shall be obligated to indemnify the OCI Indemnified Parties only for the excess of the aggregate amount of all such OCI Losses over the Basket Amount. The OCI Indemnified Party's failure to provide the detail required by clause (i) in the preceding sentence shall not constitute either a breach of this Agreement by the OCI Indemnified Party or any basis for KTI to assert that the OCI Indemnified Party did not comply with the terms of this Section 9.03 sufficient to cause the OCI Indemnified Party to have waived its rights under this Section 9.03.

         9.04 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a "KTI Indemnified Party" or "OCI Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

         (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within 20 business days after the Notifying Party's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

         (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within 30 days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its Liability with respect to such claim, the Presidents of each of the Indemnifying Party and the Notifying Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such Presidents within 60 days after the delivery of the Notifying Party's notice of such claim, such dispute shall be resolved fully and finally in New York City by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within 30 days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

         (c) After the Closing, the rights set forth in this Article IX shall be each party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement and the Ancillary Documents. Notwithstanding the foregoing, nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to either party in connection with this Agreement and the Ancillary Agreements. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the non-prevailing party.

         (d) Any indemnification payable under this Article IX shall be, to the extent permitted by law, an adjustment to Purchase Price.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.01 Press Releases and Announcements. Prior to the Closing Date, neither party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby without prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

         10.02 Expenses. Except as otherwise expressly provided for herein, OTI and KTI will pay all of their own expenses (including attorneys' and accountants' fees (and, in the case of OTI, the expenses of OTI and OCI)) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

         10.03 Further Assurances. KTI and OCI agree that, on and after the Closing Date, they shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof or of the Ancillary Agreements.

         10.04 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

         10.05 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to KTI and OCI will, unless another address is specified in writing, be sent to the address indicated below:

Notices to KTI:                               with a copy to:

KTI, Inc.                                     Dorsey & Whitney
7000 Boulevard East                           220 South Sixth Street
Guttenberg, NJ 07093                          Minneapolis, Minnesota 55402-1498
Attention: General Counsel                    Attention: Diane Malfeld
Telecopy: (201) 854-1771                      Telecopy:  (612) 340-2643


Notices to OCI and OTI:                       with a copy to:

Oakhurst Company, Inc.                        Roger M. Barzun
3365 Spruce Lane                              60 Hubbard Street
Grapevine, TX 76501                           Concord, MA 01742
Attention:                                    Telecopy: (978) 287-4276
Telecopy: (817) 416-0914

         10.06 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.

         10.07 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         10.08 Complete Agreement. This Agreement and the Related Agreements and other exhibits hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         10.9 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

         10.10 Governing Law. The internal law, without regard to conflicts of laws principles, of the State of New York will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                    KTI, Inc.


                                    By /s/ Robert E. Wetzel
                                       Its Senior Vice President



                                    Oakhurst Company, Inc.

                                    By /s/ Robert M. Davies

                                       Its Chairman and CEO



                                    Oakhurst Technology, Inc.


                                    By /s/ Robert M. Davies
                                       Its Chairman and CEO

                                                                    EXHIBIT A TO
                                                            INVESTMENT AGREEMENT


                      [ACF Imports, Inc. Letter of Intent]

                                                                    EXHIBIT B TO
                                                            INVESTMENT AGREEMENT


               [Loan Agreement, Pledge Agreement, Promissory Note]



                                     - 21 -